Exhibit 99.1

Contact:	Chris Nugent Investor and Public Relations (212) 521-2403
NEWS RELEASE
LOEWS CORPORATION REPORTS NET INCOME OF
$180 MILLION FOR THE SECOND QUARTER OF 2022

NEW YORK, August 1, 2022—Loews Corporation (NYSE:L) today reported net income of $180 million, or $0.73 per share, for the second quarter of 2022 compared to net income of $754 million, or $2.86 per share, in the second quarter of 2021. Net income for the six months ended June 30, 2022 was $518 million, or $2.09 per share, compared to net income of $1.0 billion, or $3.82 per share, for the six months ended June 30, 2021.

Net income for the three months ended June 30, 2021 included a gain of $438 million (after tax) related to the sale of 47% of Altium Packaging and its deconsolidation on April 1, 2021. Excluding this significant transaction, net income for the second quarter of 2021 would have been $316 million. The decrease in net income quarter-over-quarter was primarily driven by lower net investment income from limited partnership and common stock investments and net investment losses recognized in the second quarter of 2022 compared to net investment gains in the comparable prior year period. This decline was partially offset by higher property & casualty underwriting income and higher net investment income from fixed income securities at CNA Financial Corporation and significantly improved results at Loews Hotels & Co.

The drivers of the decrease in net income for the six months ended June 30, 2022 are consistent with the three month discussion above.

“Operationally our subsidiaries performed very well this quarter. Loews Hotels & Co achieved its highest net income quarter in over a decade and equity market volatility masked CNA’s best ever underlying combined ratio of 90.8%,” said James S. Tisch, President and CEO of Loews Corporation.

Book value per share as of June 30, 2022 was $62.90 compared to $71.84 as of December 31, 2021, reflecting the impact that increased risk-free interest rates and widening credit spreads have on CNA’s fixed income portfolio. Book value per share excluding accumulated other comprehensive income (AOCI) increased to $73.26 as of June 30, 2022 from $71.09 as of December 31, 2021.

CONSOLIDATED HIGHLIGHTS

	June 30,
	Three Months		Six Months
(In millions, except per share data)	2022	2021	2022	2021
Income before net investment gains (losses)	$216	$304	$557	$521
Net investment gains (losses):
CNA	(36)	24	(39)	68
Corporate		426		426
Net income attributable to Loews Corporation	$180	$754	$518	$1,015

Net income per share	$0.73	$2.86	$2.09	$3.82

	June 30, 2022	December 31, 2021

Book value per share	$62.90	$71.84
Book value per share excluding AOCI	73.26	71.09

This press release contains financial measures that are not in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management believes some investors may find these measures useful to evaluate our and our subsidiaries’ financial performance. CNA utilizes core income and Boardwalk Pipelines utilizes earnings before interest, income tax expense, depreciation and amortization (“EBITDA”). These measures are defined and reconciled to the most comparable GAAP measures on page 6 of this release.

Three Months Ended June 30, 2022 Compared to Three Months Ended June 30, 2021

CNA’s net income attributable to Loews Corporation for the three months ended June 30, 2022 decreased $147 million to $183 million compared to $330 million in the comparable prior year period and core income for the three months ended June 30, 2022 decreased $96 million to $245 million compared to $341 million in the comparable prior year period due to lower net investment income from limited partnership and common stock investments, partially offset by improved property & casualty underwriting income and higher net investment income from fixed income securities. Net income was also negatively impacted by the swing from net investment gains in last year’s second quarter to net investment losses in the second quarter of 2022.

Boardwalk Pipelines’ net income for the three months ended June 30, 2022 decreased $8 million to $39 million compared to $47 million in the comparable prior year period and EBITDA for the three months ended June 30, 2022 decreased $3 million to $193 million compared to $196 million in the comparable prior year period due primarily to increased costs from maintenance projects driven by increased regulatory requirements, partially offset by higher revenues from growth projects recently placed into service and an increase in storage and parking and lending revenues. Net income was also negatively impacted by higher expenses due to an increased asset base from recently completed growth projects.

Loews Hotels & Co’s results for the three months ended June 30, 2022 improved $65 million to income of $44 million from a loss of $21 million in the comparable prior year period. This significant improvement was driven by increased occupancy rates due to the rebound in travel, especially at resort destinations, and higher average daily room rates. The hotel properties at the Universal Orlando Resort contributed meaningfully to the period-over-period improvement, as all 9,000 rooms were open for the entire quarter. Net income was negatively impacted by an impairment charge of $14 million ($11 million after tax) recorded in the second quarter of 2022 to reduce the carrying value of an asset to its estimated fair value.

The Corporate & other segment results for the three months ended June 30, 2022 decreased $484 million to a loss of $86 million from income of $398 million in the comparable prior year period as the second quarter of 2021 included a $555 million ($438 million after tax) gain related to the sale of 47% of Altium Packaging and its deconsolidation on April 1, 2021. Excluding this significant transaction, results declined due to the broad market decline of equity securities, partially offset by reduced overhead costs at the parent company in the second quarter of 2022 as compared to the comparable prior year period.

Six Months Ended June 30, 2022 Compared to Six Months Ended June 30, 2021

The drivers of each segment’s results for the six months ended June 30, 2022 as compared to the comparable prior year period are consistent with the three month discussion above.

SHARE REPURCHASES

At June 30, 2022, there were 242.2 million shares of Loews common stock outstanding. For the three and six months ended June 30, 2022, the Company repurchased 4.2 million and 6.3 million shares of its common stock at an aggregate cost of $254 million and $384 million, respectively. From July 1, 2022 to July 29, 2022, the Company repurchased an additional 1.3 million shares of its common stock at an aggregate cost of $75 million. Depending on market conditions, the Company may from time-to-time purchase shares of its and its subsidiaries’ outstanding common stock in the open market, in privately negotiated transactions or otherwise.

CONFERENCE CALLS

A conference call to discuss the second quarter results of Loews Corporation has been scheduled for today at 10:00 a.m. ET. A live webcast will be available via the Investors/Media section of www.loews.com. Those interested in attending can also dial (866) 342-8591, or for international callers, (203) 518-9797. The conference ID number is L2Q22. An online replay will also be available at www.loews.com following the call.

A conference call to discuss the second quarter results of CNA has been scheduled for today at 9:00 a.m. ET. A live webcast will be available via the Investor Relations section of www.cna.com. Those interested in participating should dial (800) 289-0571, or for international callers, (720) 543-0206.

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ABOUT LOEWS CORPORATION

Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality, and packaging industries. For more information please visit www.loews.com.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Selected Financial Information

	June 30,
	Three Months		Six Months
(In millions)	2022	2021	2022	2021
Revenues:
CNA Financial (a)	$2,926	$3,029	$5,811	$5,895
Boardwalk Pipelines	325	312	706	684
Loews Hotels & Co	200	98	352	155
Investment income (loss) and other (b) (c)	(63)	564	(79)	891
Total	$3,388	$4,003	$6,790	$7,625
Income (Loss) Before Income Tax:
CNA Financial (a)	$245	$463	$623	$840
Boardwalk Pipelines	52	63	174	177
Loews Hotels & Co (d)	64	(26)	86	(81)
Corporate: (e)
Investment income (loss), net	(65)	24	(81)	70
Other (c)	(43)	488	(87)	413
Total	$253	$1,012	$715	$1,419
Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a)	$183	$330	$464	$609
Boardwalk Pipelines	39	47	130	132
Loews Hotels & Co (d)	44	(21)	59	(64)
Corporate: (e)
Investment income (loss), net	(51)	19	(64)	55
Other (c)	(35)	379	(71)	283
Net income attributable to Loews Corporation	$180	$754	$518	$1,015

(a)Includes net investment losses of $59 million and net investment gains of $38 million ($36 million of losses and $24 million of gains after tax and noncontrolling interests) for the three months ended June 30, 2022 and 2021. Includes net investment losses of $70 million and net investment gains of $95 million ($39 million of losses and $68 million of gains after tax and noncontrolling interests) for the six months ended June 30, 2022 and 2021.
(b)Includes parent company investment income (loss) and the financial results of Altium Packaging. On April 1, 2021, Loews sold 47% of Altium Packaging, which was then deconsolidated and subsequently recorded as an equity method investment.
(c)Includes an investment gain of $555 million ($438 million after tax) for the three and six months ended June 30, 2021 related to the sale of 47% of Altium Packaging and its deconsolidation on April 1, 2021.
(d)Includes an impairment charge of $14 million ($11 million after tax) for the three and six months ended June 30, 2022 to reduce the carrying value of an asset to its estimated fair value.
(e)The Corporate segment consists of investment income (loss) from the parent company's cash and investments, interest expense, other unallocated corporate expenses, the consolidated results of Altium Packaging through March 31, 2021 and the equity method of accounting for Altium Packaging subsequent to its deconsolidation on April 1, 2021, as well as the gain related to the deconsolidation of Altium Packaging.

Loews Corporation and Subsidiaries
Consolidated Financial Review

	June 30,
	Three Months		Six Months
(In millions, except per share data)	2022	2021	2022	2021
Revenues:
Insurance premiums	$2,155	$2,035	$4,214	$3,997
Net investment income	366	616	798	1,166
Investment gains (losses) (a)	(59)	578	(70)	635
Operating revenues and other (b)	926	774	1,848	1,827
Total	3,388	4,003	6,790	7,625

Expenses:
Insurance claims and policyholders’ benefits	1,583	1,546	3,038	3,052
Operating expenses and other (b)	1,552	1,445	3,037	3,154
Total	3,135	2,991	6,075	6,206

Income before income tax	253	1,012	715	1,419
Income tax expense	(51)	(219)	(143)	(333)
Net income	202	793	572	1,086
Amounts attributable to noncontrolling interests	(22)	(39)	(54)	(71)
Net income attributable to Loews Corporation	$180	$754	$518	$1,015

Net income per share attributable to Loews Corporation	$0.73	$2.86	$2.09	$3.82

Weighted average number of shares	245.94	263.34	247.20	265.55

(a)Includes an investment gain of $555 million ($438 million after tax) for the three and six months ended June 30, 2021 related to the sale of 47% of Altium Packaging and its deconsolidation on April 1, 2021.
(b)On April 1, 2021, Loews sold 47% of Altium Packaging, which was then deconsolidated and subsequently recorded as an equity method investment.

DEFINITIONS OF NON-GAAP MEASURES AND RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

CNA Financial Corporation

Core income is calculated by excluding from net income attributable to Loews Corporation the after-tax effects of investment gains (losses) and any cumulative effects of changes in accounting guidance. In addition, core income excludes the effects of noncontrolling interests. The calculation of core income excludes investment gains (losses) because these are generally driven by economic factors that are not necessarily reflective of CNA’s primary operations.

	June 30,
	Three Months		Six Months
(In millions)	2022	2021	2022	2021
CNA net income attributable to Loews Corporation	$183	$330	$464	$609
Investment (gains) losses	40	(27)	43	(76)
Consolidating adjustments including noncontrolling interests	22	38	54	71
Core income	$245	$341	$561	$604

Boardwalk Pipelines

EBITDA is defined as earnings before interest, income tax expense, depreciation and amortization.

	June 30,
	Three Months		Six Months
(In millions)	2022	2021	2022	2021
Boardwalk Pipelines net income attributable to Loews Corporation	$39	$47	$130	$132
Interest	42	40	84	81
Income tax expense	13	16	44	45
Depreciation and amortization	99	93	194	185
EBITDA	$193	$196	$452	$443